STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made as of November 29, 2007, between Lithium Technology Corporation, a Delaware corporation (the “Company”), and Eduard Hagens, having an address at Narcissenlaan 13 B-2970 ‘s (the “Purchaser”).
Gravenwezel, Belgium

RECITALS

This Agreement sets forth the terms and conditions upon which the Purchaser is purchasing an aggregate of 20,000 shares of Company Series C Convertible Preferred Stock, par value $0.01 per share (the “Shares”), from the Company.

In consideration of the mutual covenants and other agreements set forth herein, the Company and the Purchaser hereby agree as follows:

1. Purchase and Sale of the Shares.

1.1 Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants contained herein, the Company is selling, and the Purchaser is purchasing from the Company the Shares at the Closing (as herein defined) for the purchase price of U.S. Five Million Dollars ($5,000,000) (the “Purchase Price”).

1.2 The Company and Purchaser acknowledge and agree that the Shares are convertible into 50,000,000 shares of the Company’s Common Stock, par value $0.01 per share, in accordance with the terms of the Certificate of Designation attached hereto as Exhibit A (the “Certificate of Designation”).

1.3 Purchaser is delivering to the Company the Purchase Price by wire transfer in same-day funds to the escrow account designated in writing by the Company. The Purchase Price will be held in such escrow account in accordance with the Purchaser and the Company’s escrow instructions until the Closing.

2. Closing. The parties agree that the closing of the purchase and sale of the Shares will take place within seven (7) days after the execution and delivery of this Agreement (the “Closing”). At the Closing, the Company shall .convey the Shares to Purchaser.

3. Deliveries at the Closing.

3.1 At the Closing, the Company shall deliver to Purchaser:

(a) Certificates representing the Shares; and
(b) Such other documents as are reasonably requested by the Purchaser.

3.2 At the Closing, the Purchaser will authorize the release of the Purchase Price from the escrow account to the Company.

4. Representations and Warranties of the Company. The Company represents and warrants to the Purchaser as follows:

4.1  Authorization, Enforcement. This Agreement has been duly and validly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

4.2  Issuance of Shares. The Shares to be issued at the Closing have been duly authorized by all necessary corporate action and the Shares, when paid for or issued in accordance with the terms hereof, shall be validly issued and outstanding, fully paid and nonassessable and entitled to the rights and preferences set forth in the Certificate of Designation. When the Conversion Shares are issued in accordance with the terms of the Certificate of Designation such shares will be duly authorized by all necessary corporate action and validly issued and outstanding, fully paid and nonassessable, and the holders shall be entitled to all rights accorded to a holder of Common Stock.

4.3 No Conflict. The Company is not subject to or bound by any agreement, judgment, order or decree of any court or governmental agency which prevents the execution or consummation of this Agreement. Neither the execution of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will constitute a violation of, or conflict with, or default under, any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Company is a party or by which the Company is bound.

4.4  No Restriction on Sale. There exists no restriction upon the sale and delivery of the Shares by the Company, nor is the Company required to obtain the approval of any person or governmental agency or organization to effect the sale of the Shares. The Shares are not subject to preemptive rights or any similar rights or any liens or encumbrances.

4.5 Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 750,000,000 shares of Common Stock, par value $0.01 and 100,000,000 shares of Preferred Stock, par value $0.01 (“Preferred Stock”) of which 1,000 shares of Preferred Stock have been designated Series A Preferred Stock (“Series A Preferred Stock”), 100,000 shares of Preferred Stock have been designated Series B Preferred Stock (“Series B Preferred Stock”) and 300,000 shares of Preferred Stock have been designated Series C Preferred Stock (“Series C Preferred Stock”). As of the date hereof, 561,500,383 shares of Common Stock, 0 shares of Series A Preferred, 100,000 shares of Series B Preferred Stock and 234,983.16 shares of Series C Preferred Stock are issued and outstanding. All of such outstanding shares have been validly issued and are fully paid and nonassessable. Except as disclosed in the Company’s filings with the Securities and Exchange Commission (the “SEC Documents”), no shares of Common Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances of any nature.

4.6 Options, etc. Except as disclosed in this Agreement or in the SEC Documents or the Certificate of Designation:

(a) There are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries;

(b) There are no outstanding debt securities and there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of their securities under the Securities Act;

(c) There are no outstanding registration statements other than the following Registration Statements on Form SB-2; Nos. 333-114998, 333-127121 and 333-131530, each of which needs to be updated by the Company; and

(d) There are no outstanding comment letters from the SEC or any other regulatory agency to which the Company has not responded except with respect to the Registration Statement on Form SB-2 No. 333-131530.

4.7  Anti-Dilution Provisions. Except as disclosed in the SEC Documents, there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the transfer of the Shares under this Agreement.

4.8  Company Organizational Documents. The Company has furnished to the Purchaser true and correct copies of the Company’s Amended and Restated Certificate of Incorporation, as amended and in effect on the date hereof, and the Company’s By-laws, as amended and in effect on the date hereof.

5. Representations and Warranties of Purchaser. The Purchaser hereby represents and warrants to the Company as follows:

5.1  Authorization, Enforcement. This Agreement has been duly and validly authorized, executed and delivered by the Purchaser and is a valid and binding agreement of Purchaser enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

5.2  No Conflict. The Purchaser is not subject to or bound by any agreement, judgment, order or decree of any court or governmental agency which prevents the execution and consummation of this Agreement.

5.3  Investment Purpose. The Purchaser is acquiring the Shares for his or her own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act of 1933, as amended (the “Securities Act”); provided, however, that by making the representations herein, the Purchaser reserve the right to dispose of the Shares at any time in accordance with or pursuant to an effective registration statement covering the Shares or an available exemption under the Securities Act.

5.4  Accredited Investor Status. The Purchaser is an “Accredited Investor” as that term is defined in Rule 501(a) (3) of Regulation D.

5.5  Information. The Purchaser and his or her advisor has been furnished with all materials relating to the business, finances and operations of the Company and information he or she deemed material to making an informed investment decision regarding his or her purchase of the Shares, which have been requested by the Purchaser. The Purchaser and his or her advisors have been afforded the opportunity to ask questions of the Company and its management. Neither such inquiries nor any other due diligence investigations conducted by the Purchaser or his or her advisors shall modify, amend or affect the Purchaser’s right to rely on the representations and warranties contained herein regarding the Company. The Purchaser understands that his or her investment in the Shares involves a high degree of risk and the Purchaser has the financial wherewithal to lose his or her entire investment. The Purchaser is in a position regarding the Company, which, based upon employment, family relationship or economic bargaining power, enabled and enables the Purchaser to obtain information from the Company in order to evaluate the merits and risks of this investment. The Purchaser has sought such accounting, legal and tax advice, as he or she they considered necessary to make an informed investment decision with respect to his or her acquisition of the Shares. The Purchaser acknowledges that the Company does not have sufficient authorized Common Stock to allow the Purchaser to convert his or her Shares into Common Stock at this time but that the Company intends to conduct a Board meeting and a shareholders’ meeting to increase the authorized Common Stock once the Company’s periodic filings are up to date.

5.6  No Governmental Review. The Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares, or the fairness or suitability of the investment in the Shares, nor have such authorities passed upon or endorsed the merits of the offering of the Shares. The Purchaser understands and acknowledges that the Company has not undertaken and will undertake no efforts to comply with any laws of any jurisdiction outside the United States relating to the issuance and sale of its securities except as may be provided herein.

5.7  Transfer or Resale. The Purchaser understands that: (i) the Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, or (B) the Purchaser shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that such securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration requirements; (ii) any sale of such securities made in reliance on Rule 144 under the Securities Act (or a successor rule thereto) (“Rule 144”) may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of such securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. The Company reserves the rights to place stop transfer instructions against the shares and certificates for the Conversion Shares.

5.8 Legends. The Purchaser understands that the certificates or other instruments representing the Shares shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED SOLELY FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TOWARD RESALE AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.

The legend set forth above shall be removed and the Company within two (2) business days shall issue a certificate without such legend to the holder of the Shares upon which it is stamped, if, unless otherwise required by state securities laws, (i) in connection with a sale transaction, provided the Shares are registered under the Securities Act or (ii) in connection with a sale transaction, after such holder provides the Company with an opinion of Counsel, which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale, assignment or transfer of the Shares may be made without registration under the Securities Act.

5.9 Authorization, Enforcement. This Agreement and all related agreements are within Purchaser’s power and have been duly and validly authorized, executed and delivered by the Purchaser and constitutes a valid and binding agreement of the Purchaser enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies. The Purchaser has undertaken all necessary action to authorize and approve this Agreement and all the related agreements, and the Purchaser is under no obligation to obtain any approval, consent, or other action from any third party in order for the Purchaser to consummate the transaction contemplated hereby.

5.10 Receipt of Documents. The Purchaser and his or her counsel have received and had the opportunity to review in their entirety: (i) this Agreement and each representation, warranty and covenant set forth herein, (ii) the Company’s Form 10-KSB for the year ended December 31, 2004 and December 31, 2005 and Form 10-KSB-A1 for the year ended December 31, 2005 ; (iii) the Company’s Form 10-QSBs for the quarter ended March 31, 2006; (iv) the Company’s Form 8-Ks filed May 31, 2006, July 21, 2006, October 3, 2006, October 16, 2006, October 24, 2006, November 14, 2006, November 21, 2006, December 4, 2006, December 11, 2006, December 15, 2006, January 17, 2007, February 22, 2007, February 27, 2007, March 12, 2007, March 16, 2007, April 11, 2007, April 24, 2007, May 16, 2007, May 23, 2007, May 24, 2007, May 29, 2007, June 4, 2007, June 8, 2007, June 19, 2007, June 28, 2007, July 17, 2007, July 20, 2007, July 31, 2007, August 15, 2007, August 30, 2007, September 17, 2007, October 5, 2007, and November 21; and (v) answers to all questions the Purchaser submitted to the Company regarding an investment in the Company; and the Purchaser has relied on the information contained therein and has not been furnished any other documents, literature, memoranda or prospectus. The Purchaser acknowledges and agrees that the Company’s representations and warranties are limited to exclusively those expressly stated in this Agreement and exclude any and all statements made in any other business plan, prospectus, projections, memorandum or other document or in any oral communication.

5.11  Purchase Price. The Purchaser acknowledges that he or she is purchasing the Shares slightly above the current market price for the Company’s Common Stock.

6.  Representations and Warranties.The representations and warranties set forth in paragraphs 4 and 5 shall survive the Closing of this Agreement.

7.  Obligations Pending the Closing.

7.1 Confidentiality. Each party will hold and will cause its consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all documents and information concerning the other party furnished it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by the party to which it was furnished, (ii) in the public domain through no fault of such party, or (iii) later lawfully acquired from other sources by the party to which it was furnished) and each party will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with this Agreement. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained except to the extent such information comes into the public domain through no fault of the party required to hold it in confidence, and such information shall not be used to the detriment of, or in relation to any investment in, the other party and all such documents (including copies thereof) shall immediately thereafter be returned to the other party upon the written request of such other party. Each party shall be deemed to have satisfied its obligation to hold such information confidential if it exercises the same care as it takes to preserve confidentiality for its own similar information.

7.2 Further Assurances. Each party hereto shall execute and deliver such instruments and take such other actions as the other party may reasonably require in order to carry out the intent of this Agreement.

8. Conditions to Purchaser’s Obligations. Each and every obligation of the Purchaser under this Agreement to be performed on or before the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by the Purchaser:

8.1 Representations and Warranties True. The representations and warranties of the Company contained in Section 4 hereof, and in all certificates, statements and other documents delivered by the Company to Purchaser pursuant hereto or in connection with the transactions contemplated hereby shall be in all material respects true and accurate as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date.

8.2 Performance. The Company shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and each document and instrument required to be delivered pursuant to Section 3.1 hereof shall have been delivered.

8.3 No Government Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which if adversely determined could have an adverse effect on the business, prospects, financial condition, working capita], cash flow, assets, liabilities, technologies, reserves or operations of the Company or which questions the validity or legality of the transactions contemplated hereby.

8.4  Material Adverse Change. The Company shall not have suffered any material adverse change in its business or financial condition.

8.5  Key Employees. No key employee of the Company shall have terminated his or her employment or have indicated an intention to do so.

8.6  Certificates. The Company shall have furnished Purchaser with such certificates to evidence compliance with the conditions set forth in this Section 8 as may reasonably be requested by Purchaser.

9. Conditions to the Obligations of the Company. Each and every obligation of the Company under this Agreement to be performed on or before the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by the Company:

9.1 Representations and Warranties True. The representations and warranties of Purchaser contained in Section 5 hereof shall be in all material respects true and accurate as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date.

9.2 Performance. Purchaser shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and each document, instrument and payment required to be delivered pursuant to Section 3.2 shall have been delivered.

9.3 Certificates. Purchaser shall have furnished the Company with such certificates of their officers to evidence compliance with the conditions set forth in this Section 9 as may reasonably be requested by the Company.

10. Termination. Anything in this Agreement to the contrary notwithstanding:

10.1  Mutual Consent. This Agreement may be terminated by the mutual consent of the parties hereto.

10.2 Default. In the event that a party hereto shall, contrary to the terms of this Agreement, intentionally fail or refuse to consummate the transactions contemplated herein or to take any other action referred to herein necessary to consummate the transactions contemplated herein, then the non-defaulting party, after affording the defaulting party a 10-day period after notice in which to cure such breach or default, shall have the right to terminate this Agreement with respect to such defaulting party by written notice given to the other party hereto.

10.3 Upset Date. In the event that the Closing shall not have occurred on or prior to December 30, 2007 then, unless otherwise agreed to in writing by the parties hereto, this Agreement shall terminate on or following such date (as such date may be postponed pursuant hereto), upon written notice given by one party to the other, unless the absence of such occurrence shall he due to the failure or refusal of the party seeking to terminate this Agreement of the type described in Section 10.2.

10.4 Legal Restraint. Either party may, by written notice to the other parties, terminate this Agreement with respect to such party if at the time the written notice of termination is given, there is in effect a preliminary or permanent injunction enjoining consummation of the transactions contemplated hereby.

11. Expenses. All fees and expenses incurred by the Company in connection with this Agreement shall be borne by the Company, and all fees and expenses incurred by Purchaser and all sales, transfer or other similar taxes payable in connection with this Agreement shall be borne by Purchaser.

12. Brokerage. Each party represents and warrants to the other that to the knowledge of such party there are no claims for finder’s fees or other like payments in connection with this Agreement or the transactions contemplated hereby. Each party agrees to indemnify and hold the other harmless from and against any and all claims or liabilities for finder’s fees or other like payments incurred by reason of any action taken by it.

13. Miscellaneous.

13.1  Governing Law. This Agreement shall be enforced, governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to the principles of conflict of laws. The parties hereto hereby submit to the exclusive jurisdiction of the state and federal courts located in New York, New York with respect to any dispute arising under this Agreement or the transactions contemplated hereby. The parties irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding. The parties further agree that service of process upon a party mailed by first class mail shall be deemed in every respect effective service of process upon the party in any such suit or proceeding. Nothing herein shall affect either party’s right to serve process in any other manner permitted by law. The parties agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

13.2  Headings, etc. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires.

13.3  Severability. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law, Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

13.4 Entire Agreement: Amendments. This Agreement sets forth the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein, no party makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

13.5 Notices. Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) and shall be effective five days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile or electronic mail (with confirmation of receipt and a copy by first class mail or air mail).

13.6  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. No party shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other.

13.7 Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

13.8 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

13.9  Counterparts; Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile or electronic transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

IN WITNESS WHEREOF, the Company and Purchaser have duly executed this Agreement as of the date first set forth above.

LITHIUM TECHNOLOGY CORPORATION

By:	/s/ Amir Elbaz
Amir Elbaz
Chief Financial Officer

EDUARD HAGENS

By:	/s/ Eduard Hagens
Eduard Hagens